Exhibit 10.42

The Fisher-Price 415 Excess Benefit Plan

The Fisher-Price Section 415 Excess Benefit Plan (the “Plan”) is continued with this document. The Plan was originally established June 28, 1991 and has been maintained by Fisher-Price, Inc., and its successors. Following a corporate reorganization in January, 1995, the Plan was continued by the newly formed and renamed corporate entities now known as Fisher-Price, Inc. and Mattel Operations, Inc. Beginning in January, 1998, the Plan is extended to Tyco Preschool, Inc. upon the inclusion of Tyco Preschool, Inc. as a covered employer under the Fisher-Price Pension Plan. The term “Company” as used in this Plan shall refer to each employer that has adopted and has employees participating in the Fisher-Price Pension Plan.

The Plan is intended to be an unfunded “excess benefit plan” within the meaning of Sections 3(36) and 4(b)(5) of the Employee Retirement Income Security Act of 1974 (“ERISA”). The purpose of this Plan is solely to provide benefits to certain Participants of the Fisher-Price Pension Plan, as amended and restated from time to time (the “Pension Plan”), in excess of the limitations on benefits imposed by Section 415 of the Internal Revenue Code of 1986 (“Code Section 415”), or any future comparable provisions.

Fisher-Price, Inc. on behalf of itself and the other covered employers under the Pension Plan hereby continues the terms and provisions of the Plan by restating the Plan as follows:

1.	The terms of this restated Plan shall replace the prior Plan established June 28, 1991. Each term used in this Plan and also used in the Pension Plan shall have the same meaning herein as under the Pension Plan.

2.	If a Participant (or the spouse or other beneficiary of a former Participant) shall be entitled to receive benefits under the Pension Plan, the benefits payable under this Plan shall equal: (a) the Participant’s accrued monthly pension benefits (as calculated under the Pension Plan), and any additional benefits distributed upon termination of the Pension Plan, that such Participant would have been paid under the Pension Plan without regard to the limitation on benefits imposed by Code Section 415; reduced by (b) the Participant’s accrued monthly pension benefit that such Participant actually receives under the Pension Plan. Such amounts shall be paid based upon commencement of payment of the Participant’s benefit under the Pension Plan as elected by the Participant and such amount will be subject to provisions set forth in Article 3 of the Pension Plan; however, payment will be in the form of a lump sum only, without regard to terms and conditions set forth under Article 4 of the Pension Plan.

For purposes of the foregoing, the lump sum value shall be determined using the 1971 Group Annuity Mortality Tables (compiled on a unisex basis weighted 60% male and 40% female) and the interest rate shall be such rate as of the

January 1 preceding the date of the distribution (or as of the date of the distribution if the rate is then less) used by the Pension Benefit Guaranty Corporation for purposes of determining the present value of a lump sum distribution on plan termination.

3.	The Company may enter into a contract with any Participant who is projected to be entitled to receive benefits under this Plan, or with any Participant (or spouse or other beneficiary) who is entitled to receive benefits under this Plan, stipulating the terms and form of payment to be made under this Plan, but the entitlement of such a person to receive benefits under this Plan shall not be conditioned upon the entering into of such a contract prior to the entitlement to benefits under this Plan.

4.	This Plan shall not be a funded plan for purposes of ERISA, and the Company shall not set aside any funds, or make any investments, for the specific purpose of making payments under this Plan, in a manner that would cause the Plan to be considered funded under ERISA. Any payments hereunder shall be made out of the general assets of the Company. Notwithstanding the preceding, the Company may transfer funds to and may, but need not, make payments through any trust which it deems to comply with the preceding in order to meet its obligation under this Plan.

5.	Fisher-Price, Inc., by action of its Board of Directors, or a designated officer through authority delegated by such Board of Directors, shall have the right at any time to amend this Plan in any respect or to terminate this Plan; provided, however, that such amendment or termination shall not reduce the benefits payable under this Plan below the benefits to which any person would have been entitled hereunder at the time of such amendment or termination.

6.	Except as otherwise provided herein, the Company shall administer this Plan and shall have the same powers and duties, and shall be subject to the same limitations as are set forth in the Pension Plan.

7.	The interest of any Participant and the interest, if any, of any Participant’s spouse or other beneficiary of any Participant’s spouse or other beneficiary of any Participant may not be assigned or alienated either by voluntary or involuntary assignment or by operation of law.

8.	Neither this Plan nor any of its provisions shall be construed as giving any Participant a right to continue in the employ of the Company.

9.	Subject to the provisions of Section 5, this Plan shall terminate when the Pension Plan terminates.

IN WITNESS WHEREOF, this Plan is executed by a duly authorized officer of Fisher-Price, Inc.

FISHER-PRICE, INC.

By:	/s/ SARAH CRAIG
Vice President of Human Resources

Date: 12/18/98

Witness:	/s/ LAURA BOWERS